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                                  EXHIBIT 99.1

                                  PRESS RELEASE

                                      CONTACT:    Randy Smith (816) 243-2113


FOR IMMEDIATE RELEASE

     VANGUARD ANNOUNCES NEW MEMBERS OF MANAGEMENT TEAM AND
                    SECOND QUARTER RESULTS

KANSAS CITY, MO---August 5, 1996---Vanguard Airlines, Inc. (the "Company") (NASDAQ: VNGD) announced today that William A. Garrett was appointed Vice President-Finance and Chief Financial Officer effective July 16, 1996. Mr. Garrett replaces Fred L. deLeeuw as Vice President-Finance and Chief Financial Officer of the Company. Mr. Garrett joined Vanguard on June 17, 1996 as its Corporate Controller. Prior to joining Vanguard, Mr. Garrett was a Senior Manager at Ernst & Young LLP. To further supplement its management team, Vanguard also announced today that Brian S. Gillman was appointed Vice President and General Counsel effective July 17, 1996. Prior to joining the Company, Mr. Gillman was associated with the law firm of Stinson, Mag & Fizzell, P.C., Kansas City, Missouri.

Bob McAdoo, Chairman and CEO of Vanguard said, "I am very pleased that Bill Garrett and Brian Gillman have joined the Vanguard team. With their assistance we will continue our efforts to improve the Company's financial performance."

The Company announced second quarter results today. The Company's net loss for second quarter of 1996 was $1.9 million ($.23 per share) compared to a second quarter 1995 net loss of $2.2 million ($.32 per share). Total operating revenues for second quarter 1996 increased 145% to $20.7 million as compared to $8.4 million for second quarter 1995.

Bob McAdoo, Chairman, and CEO, said: "Although our loss in the second quarter was smaller than in the same period last year, we are clearly not satisfied with these results. The consumer reaction to the ValuJet crash significantly reduced our sales in May and June of this year. Since then, our sales have generally recovered and we are seeking to make continued progress in our efforts to become profitable."

The Company also announced that it has revised its previously reported 1996 first quarter results. Certain accounts payable and accrued liabilities should more appropriately have been recorded in the first quarter. These amounts primarily relate to maintenance, passenger service and certain contract services costs that were incurred as of March 31, 1996, but not recorded as of that date. These amounts have been included in the first quarter results and an amended Form 10-Q will be filed by the Company. The net loss previously reported by the Company of $4.7 million ($.55 per share) will be increased to $5.9 million ($.69 per share).

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This press release contains forward-looking statements that involve risks and
uncertainties.   The actual results may differ significantly from those
currently anticipated. Factors that may cause such differences include, but are not limited to, general economic conditions, competition and fuel costs.

Vanguard, which began service in December 1994 and is headquartered in Kansas City, is a low-price, short- to medium-haul passenger airline providing convenient, scheduled jet service to 10 cities throughout the West, Rocky Mountains and Midwest. Vanguard currently serves Chicago-Midway, Dallas/Ft. Worth, Denver, Des Moines, Kansas City, Los Angeles, Minneapolis/St. Paul, Salt Lake City, San Francisco and Wichita. In addition, Vanguard operates some charter services. The Company currently employs 568 people and operates a fleet of eight aircraft, consisting two Boeing 737-300s and six Boeing-200s.


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